UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2018

Energy Recovery, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34112	01-0616867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 Doolittle Drive, San Leandro, California 94577
(Address if Principal Executive Offices) (Zip Code)

510-483-7370
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of President and Chief Executive Officer

(a) (b) On February 24, 2018, Mr. Joel Gay informed the Board of Directors (the “Board”) of Energy Recovery, Inc. (the “Company”) of his intention to resign from all positions with the Company, including as President, Chief Executive Officer and as a member of the Board, effective immediately for personal reasons. Mr. Gay’s decision to resign did not result from any disagreement with the Company, the Company’s management or the Board on any matter relating to the Company’s operations, policies or practices.

Appointment of Interim President and Chief Executive Officer

(c) On February 25, 2018, the Board appointed Mr. Chris M. Gannon, 46, as interim President and Chief Executive Officer effective immediately. Mr. Gannon was appointed as Chief Financial Officer of the Company in June 2015 and continues in such capacity in addition to his appointment as interim President and Chief Executive Officer. Mr. Gannon’s compensation in connection with his role as interim President and Chief Executive Officer has not yet been determined, and will be set by the Company’s Compensation Committee at a later date, at which time the Company will file an amendment to this Current Report on Form 8-K to disclose the material terms. Prior to joining the Company, Mr. Gannon held various senior leadership positions with Conway MacKenzie Inc., Talon Group and Caledonia Group. Mr. Gannon earned an MBA from the University of Chicago - Booth School of Business and a BSE in Industrial and Operations Engineering from the University of Michigan College of Engineering.

There are no family relationships between Mr. Gannon and any of the officers or directors of the Company. There are no related party transactions with Mr. Gannon that are reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2018

Energy Recovery, Inc.

By:	/s/ William Yeung
William Yeung
General Counsel